UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CREDENCE SYSTEMS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CREDENCE SYSTEMS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 21, 2006

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Credence Systems Corporation (the “Company”), a Delaware corporation, will be held on Tuesday, March 21, 2006, at 10:00 a.m. local time, at the Company’s headquarters and principal executive offices at 1421 California Circle, Milpitas, California 95035, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect four members of the Board of Directors of the Company, Mr. Dave House, Mr. Dipanjan Deb, Mr. Henk Evenhuis, and Mr. Bruce Wright, each to serve until the end of their term in 2008, 2009, 2009, 2009, respectively, or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (hereinafter referred to as “independent auditors”); and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on February 16, 2006 are entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the principal executive offices of the Company for a period of ten days before the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend, please submit your Proxy over the Internet, by telephone, or sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be submitted over the Internet, by telephone or signed and returned to assure that all your shares will be voted. You may revoke your Proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

David A. Ranhoff

President and

Chief Executive Officer

February 24, 2006

Milpitas, California

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY AND VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

PROXY STATEMENT

i

CREDENCE SYSTEMS CORPORATION

1421 California Circle

Milpitas, California 95035

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 21, 2006

General

The enclosed proxy (“Proxy”) is solicited on behalf of the Board of Directors (the “Board”) of Credence Systems Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on March 21, 2006 (the “Annual Meeting”). The Annual Meeting will be held at 10:00 a.m. local time at the Company’s headquarters and principal executive offices at 1421 California Circle, Milpitas, California 95035. These proxy solicitation materials were mailed on or about February 24, 2006 to all stockholders entitled to vote at the Annual Meeting.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On February 16, 2006, the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, approximately 99,862,321 shares of the Company’s common stock, $0.001 par value (“Common Stock”), were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on February 16, 2006. The election of directors is by plurality vote, and the candidates receiving the highest number of affirmative votes will be elected. Each of the other matters submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on each such matter. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal and, therefore, will have no effect on the result of the vote. A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include, among others, the election of directors and ratification of auditors. In determining whether a proposal has been approved, other than the election of directors, abstentions have the same effect as votes against the proposal.

Proxies

If the enclosed form of Proxy is properly signed and returned or if you submit your Proxy and voting instructions over the Internet or by telephone, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions. Stockholders submitting Proxies over the Internet or by telephone should not mail the Proxy voting instruction form. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the approval of Proposals 1 and 2 as described in the accompanying

Notice and this Proxy Statement. Proxies will confer upon the proxy holders discretionary authority to vote upon matters that the Board does not know as of the date hereof but may be presented at the Annual Meeting, as well as the authority to adjourn or postpone the Annual Meeting in order to assure that all stockholders who wish to vote on the matter will be able to cast their votes and to act upon other matters incident to the conduct of the meeting. If you vote your Proxy by mail, you may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company, at the Company’s principal executive offices, a notice of revocation or another signed Proxy with a later date. If you chose to vote your Proxy over the Internet or by telephone, you can change your vote by voting again using the same method used for the original vote (i.e., the Internet or telephone) so long as you retain the proxy card referencing your voter control number. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of Proxies by mail may be supplemented by a solicitation by telephone, facsimile, electronic mail, or other means by directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit Proxies other than by mail.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement and Annual Report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at (408) 635-4300 requesting such copies. If a stockholder is receiving multiple copies of the Proxy Statement and Annual Report at the stockholder’s household and would like to receive a single copy of the Proxy Statement and Annual Report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the Proxy Statement and Annual Report.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2007 Annual Meeting must be received no later than October 27, 2006, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the Proxy solicited by the Board for the 2007 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than January 10, 2007. Such stockholder proposals should be submitted to 1421 California Circle, Milpitas, California 95035, Attention: Corporate Secretary.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE—ELECTION OF DIRECTORS

General

The Company’s Certificate of Incorporation provides for a classified Board of Directors (the “Board”) consisting of three classes of directors having staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The Board currently consists of nine persons.

Effective on October 31, 2005, Dr. Graham Siddall resigned as Chairman and as a member of the Board and will not seek re-election. On December 9, 2005, the Board of Directors appointed Dave House as Chairman and as a director, filling the vacancy created by Mr. Siddall’s departure.

The Board is currently composed of three directors whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders in 2006 (Dipanjan Deb, Henk J. Evenhuis, and Bruce R. Wright), three directors whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders in 2007 (Richard Beyer, William G. Howard, Jr., and David A. Ranhoff) and three directors whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders in 2008 (Lori Holland, Dave House and Jon D. Tompkins). At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring.

In conformity with the Company’s Certificate of Incorporation and Bylaws, the director appointed by the Board, Dave House, must stand for re-election to the Board at the Annual Meeting. In addition, Mr. Deb, Mr. Evenhuis and Mr. Wright will stand for re-election to the Board at the Annual Meeting due to their term expiring. Each nominee is currently a director of the Company with a term expiring at the Annual Meeting. The Proxy solicited by the Board for the 2006 Annual Meeting cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

Each nominee for election has agreed to serve if elected, and management has no reason to believe that a nominee will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below. The candidates receiving the highest number of affirmative votes of the shares represented and voting on this particular matter at the Annual Meeting will be elected director of the Company, to serve his term and until his successor has been elected and qualified.

Nominee for Term Ending Upon the 2008 Annual Meeting of Stockholders

Dave House, 62, has served as the Executive Chairman and a Director of the Company since December 9, 2005. Mr. House is a forty-year veteran of the computing, communications and semiconductor industry with twenty-two years in management positions with Intel Corporation. Most recently Mr. House served as executive chairman of Brocade Communication Systems, a position he held from January 2004 until his recent transition to a non executive chairman role. From January 2001 until March 2003, he was chairman and CEO of Allegro Networks. Beginning in 1996, Mr. House served as chairman and CEO of Bay Networks, negotiating its merger with Nortel. He became president of Nortel Networks after the merger was completed in 1998. Mr. House was a member of the Intel team from 1974 to 1996. In 1978, he became general manager of its Microcomputer Components Division.

Nominees for Term Ending Upon the 2009 Annual Meeting of Stockholders

Dipanjan Deb, 36, has served as a Director of the Company since May 28, 2004. Prior to that, Mr. Deb was a Director of NPTest Holding Corporation since July 2003. Mr. Deb is a founder of Francisco Partners and has been a partner since its formation in August 1999. Prior to joining Francisco Partners, Mr. Deb was a principal with Texas Pacific Group from 1998 to 1999. Earlier in his career, Mr. Deb was Director of semiconductor banking at Robertson Stephens & Company from 1996 to 1998 and a management consultant at McKinsey & Company. Mr. Deb is also on the boards of AMI Holdings, Inc., Conexant Systems, Inc., MagnaChip Semiconductor LLC, SMART Modular Technologies, Inc. and Ultra Clean Holdings, Inc.

Henk J. Evenhuis, 62, has served as a Director of the Company since September 1993. Mr. Evenhuis formerly served as Vice President, Chief Financial Officer and Secretary of Fair, Isaac and Company, Inc., a decision analytic software company, from October 1999 to December 31, 2002. From July 1998 to October 1999, he was a consultant to the semiconductor industry. Prior to that, he served as Executive Vice President and CFO of Lam Research Corporation, a semiconductor capital equipment manufacturer from April 1987 to July 1998. From 1983 to 1987, Mr. Evenhuis served as Chief Financial Officer of Ferix Corporation, Trimedia Corporation and Corvus Systems, Inc.

Bruce R. Wright, 57, has served as a Director of the Company since July 2003. Mr. Wright currently serves as Senior Vice President, Finance, Chief Financial Officer and Secretary of Ultratech Stepper, Inc. From May 1997 to May 1999, Mr. Wright served as Executive Vice President, Finance and Chief Financial Officer of Spectrian Corporation, a radio frequency (RF) amplifier company. From November 1994 through May 1997, Mr. Wright was Senior Vice President of Finance and Administration, and Chief Financial Officer of Tencor Instruments until its acquisition by KLA Instruments Corporation in 1997, which formed KLA-Tencor Corporation, and from December 1991 through October 1994, Mr. Wright was Vice President and Chief Financial Officer of Tencor Instruments.

Continuing Directors for Term Ending Upon the 2007 Annual Meeting of Stockholders

Richard M. Beyer, 56, has served as a Director of the Company since September 2003. Mr. Beyer currently serves as Chief Executive Officer and a Director of Intersil Corporation. From May 2002 until January 2006, Mr. Beyer served as President, Chief Executive Officer and a Director of Intersil Corporation. From July 2000 to May 2002, Mr. Beyer was President, Chief Executive Officer and Director of Elantec Semiconductor. From January 1999 to July 2000, Mr. Beyer served as President, Chief Executive Officer and Director of FVC.COM, Inc. From July 1996 to August 1998, Mr. Beyer served as President, Chief Operating Officer and Director of VLSI Technology, Inc. From June 1995 to June 1996, Mr. Beyer was Executive Vice President and Chief Operating Officer of National Semiconductor Corporation. From 1993 to 1995, Mr. Beyer was President of National Semiconductor’s Communications and Computing Group. Before joining National, Beyer served in a number of senior managerial positions in the telecommunications and computer industries.

William G. Howard, Jr., 63, has served as a Director of the Company since February 1995, as Chairman of the Board from December 1998 to August 2001 and as interim Chief Executive Officer from December 1998 to July 1999. Dr. Howard has been a self-employed consultant for various semiconductor and microelectronics companies since December 1990. From October 1987 to December 1990, Dr. Howard was a senior fellow at the National Academy of Engineering conducting studies of technology management. Dr. Howard held various management positions at Motorola, Inc. between 1969 to 1987, most recently as Senior Vice President and Director of Research and Development. Dr. Howard serves on the boards of directors of BEI Technologies, Inc., Ramtron International Corporation and Xilinx, Inc. as well as several private companies.

David A. Ranhoff, 50, has served as the Company’s President, Chief Executive Officer and Director since January 1, 2005. Prior to that, Mr. Ranhoff served as President and Chief Operating Officer since August 2001 and prior to that he was the Company’s Executive Vice President and Chief Operating Officer since November 1999. Mr. Ranhoff was Executive Vice President, Sales and Marketing from January 1997 to November 1999 and was named to the Office of the President from December 1998 until July 1999. Mr. Ranhoff served in various management positions of increasing responsibility with the Company between 1988 and 1997. Prior to joining the Company, Mr. Ranhoff served for eight years in various sales and management positions for GenRad, Inc.

Continuing Directors for Term Ending Upon the 2008 Annual Meeting of Stockholders

Lori Holland, 47, has served as a Director of the Company since September 21, 2004. Ms. Holland brings to the position 22 years of diverse finance experience in CFO roles at companies including Bookham Technology, an optical components supplier to the telecommunications industry, Read-Rite, a manufacturer of components to the disc drive industry, Zaffire, a venture-backed optical systems supplier, and NeoMagic, an early-stage player in the graphic semiconductor market. Ms. Holland began her financial career as an auditor with Ernst & Young in Los Angeles and San Jose, CA. Ms. Holland currently serves in the Board of Directors of Bookham, Inc. and WiderThan Co., Ltd.

Jon D. Tompkins, 65, has served as a Director of the Company since September 1999. Mr. Tompkins has served as the non-executive Chairman of the Board of Directors of Electro Scientific Industries since April 2003. Mr. Tompkins was Chairman of the Board of Directors for KLA-Tencor Corporation from July 1998 to June 1999. From April 1997 until July 1998, he was Chief Executive Officer and served as a Director of KLA-Tencor Corporation. From April 1991 to April 1997, he was President and Chief Executive Officer of Tencor Instruments prior to its merger with KLA Instruments Corporation. He was a Director of Tencor Instruments from 1991 until April 1997 and was appointed Chairman of the Board of Directors of Tencor Instruments, Inc. in November 1993. He currently serves on the Boards of Directors of KLA-Tencor, Cymer, Inc., and Electro Scientific Industries, as well as several private companies.

Recommendation of the Board of Directors

The Board recommends that the stockholders vote FOR the election of each of the above nominees.

Board Committees and Meetings

During the fiscal year ended October 31, 2005, the Board held five meetings and acted by unanimous written consent on three occasions. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the directors attended or participated in 75% or more of the aggregate of (i) the total meetings of the board of directors (held during the period he served) and (ii) the total number of meetings held by all committees on which he or she served (held during the period he or she served) during the past fiscal year. The Company encourages, but does not require, its Board members to attend the annual stockholders meeting. Two of the Company’s directors attended the 2005 annual meeting of stockholders.

The Audit Committee currently consists of three directors, Mr. Evenhuis, Ms. Holland and Mr. Wright, and is primarily responsible for approving the services performed by the Company’s independent auditors and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls. The Audit Committee held five meetings during the last fiscal year and did not act by unanimous consent. In addition, members of the Audit Committee met eight additional times during the last fiscal year with representatives of the Company’s finance group and independent auditors to consult in connection with the Company’s implementation of Section 404 of the Sarbanes-Oxley Act of 2002. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers. The Board has further determined that Mr. Evenhuis, Ms. Holland and Mr. Wright are “audit committee financial experts” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are independent as defined by Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. The Audit Committee operates under a written charter that sets forth the functions and responsibilities of the Audit Committee, which is attached as Annex A hereto.

The Compensation Committee currently consists of two directors, Mr. Beyer and Mr. Tompkins, and is primarily responsible for reviewing and approving the Company’s general compensation policies and setting compensation levels for the Company’s executive officers. The Compensation Committee also has the exclusive authority to administer the Company’s 1994 Employee Stock Purchase Plan and the Company’s 2005 Stock Incentive Plan and 2000 Supplemental Stock Option Plan and to make option grants thereunder. The Compensation Committee held five meetings during the last fiscal year and did not act by unanimous written consent.

The Nominating and Corporate Governance Committee, established during October 2002, currently consists of three directors, Mr. Tompkins, Mr. Beyer and Mr. Wright, and identifies and recommends director nominees to be selected by the Board of Directors of the Company for submission to vote at the Company’s annual stockholder meetings, implements the Board’s criteria for the selection of new directors, reviews and recommends revisions to the corporate governance policies of the Board of Directors, and provides oversight of the evaluation of the performance of the Board of Directors. The Nominating and Corporate Governance Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of stockholder proposals. The Nominating and Corporate Governance Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary of the Company at 1421 California Circle, Milpitas, California 95035 providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of Company’s stock at least one hundred twenty (120) days prior to the next annual meeting to assure time for meaningful consideration by the Nominating and Corporate Governance Committee. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.

The Nominating and Corporate Governance Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website located at www.credence.com. The Nominating and Corporate Governance Committee held four meetings during the last fiscal year and did not act by unanimous written consent.

In reviewing potential candidates for the Board, the Nominating and Corporate Governance Committee considers the individual’s experience in the semiconductor industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to actively participate and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

Dave House is standing for election by the stockholders at the 2006 Annual Meeting after being appointed to the Board of Directors in 2005 by the Board itself. The full Board initiated the review of this candidate, reviewed his qualifications and unanimously approved his appointment as Executive Chairman and director.

Corporate Governance Guidelines

The Board has adopted Guidelines on Significant Corporate Governance Issues, and the Board’s Nominating and Corporate Governance Committee is responsible for overseeing the guidelines and reporting and making recommendations to the Board concerning corporate governance matters. Among other matters, the Guidelines include the following provisions:

•	A majority of the members of the Board of Directors are independent directors, as defined in the applicable rules for Nasdaq-traded issuers. Independent directors do not receive consulting, legal or other fees from the Company other than Board compensation.

•	Directors may not serve after the Annual Meeting of Stockholders by which they have attained age 70.

•	The Board of Directors appoints members of Board committees.

•	The Audit, Compensation and Nominating and Corporate Governance Committees consist entirely of independent directors.

•	The Board of Directors has a process whereby the Board and its members are subject to periodic self-evaluation and self-assessment.

•	Members of the Board of Directors are limited to service on no more than four public company boards of directors and any Chief Executive Officer of the Company serving as a director may serve on only one other public company Board, subject to approval by the Board of Directors.

•	The Board of Directors recommends and encourages each new member and each continuing member of the Board of Directors to participate in director education programs and to attend not less than one accredited program during each term of service.

•	The Board of Directors has adopted a Code of Ethics for executive officers and has required that the executive officers be required to acknowledge the Company’s adoption and their attention to adhere to, the Code of Ethics. A copy of this Code of Ethics can be viewed at the Company’s website located at www.credence.com.

•	The Board of Directors has adopted a Code of Ethics and Business Conduct to provide guidance to its employees regarding standards for conduct of the Company’s business, which code has been delivered to all employees of the Company. A copy of this Code of Ethics and Business Conduct can be viewed at the Company’s website located at www.credence.com.

•	At least annually, the Board of Directors reviews the Company’s strategic long-range plan, business unit initiatives, capital projects and budget matters.

•	The Board has established the position of Lead Independent Director, which is currently held by Mr. Tompkins. Independent directors meet on a regular basis apart from other Board members and management representatives, and the Lead Independent Director is responsible for setting the agenda and running the meetings.

•	The Chief Executive Officer periodically reports to the Board of Directors on succession planning and management development.

•	At least annually, the independent directors evaluate the performance of the Chief Executive Officer and other senior management personnel.

•	Incentive compensation plans link pay directly and objectively to measured financial goals set in advance by the Compensation Committee. For additional information, see “Compensation Committee Report” on page 22.

Communication between Stockholders and Directors

The Company’s Board currently does not have a formal process for stockholders to send communications to the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to formally communicate with the Board may send communications directly to David A. Ranhoff, President, Chief Executive Officer and Director of the Company, c/o Credence Systems Corporation, 1421 California Circle, Milpitas, California 95035.

Director Compensation

As of the date of each Annual Stockholders Meeting, each non-employee Board member who is to continue to serve as such following such meeting will receive an annual retainer of $25,000 which will be paid in four equal quarterly installments.

The Lead Independent Director, who shall serve in the absence of an independent chairperson of the Board, and who shall serve as the chairperson of the Nominating and Corporate Governance Committee, will receive an annual retainer of $10,000 that will be paid in four equal quarterly installments. If the chairperson of the Nominating and Corporate is not the Lead Independent Director, such chairperson shall be paid $7,500, to be paid in four equal quarterly installments. The chairman of the Audit Committee shall receive an annual retainer of $10,000 to be paid in four equal quarterly installments. The chairperson of the Compensation Committee shall receive an annual retainer of $7,500 to be paid in four equal quarterly installments.

Each Board member who serves on the Board will be paid $1,500 per Board meeting attended. Each member of the Audit Committee will also be paid $1,500 per Audit Committee meeting attended. Each member of the Compensation Committee and each member of the Nominating and Corporate Governance Committee will be paid $1,000 for each Compensation Committee or each Nominating and Corporate Governance Committee meeting attended.

Non-employee Board members are eligible to receive various option grants pursuant to an automatic option grant program adopted by the Board under the 2005 Stock Incentive Plan. Under the automatic option grant program, each non-employee Board member, at the time of his or her initial election or appointment to the Board, receives an option grant for 20,000 shares of Common Stock. Under the automatic option grant program, each non-employee Board member will be granted an option to purchase 4,000 shares of Common Stock on April 1st, July 1st, October 1st and January 1st of the following calendar year; provided that the non-employee Board member is a director on the date of grant of such option and provided further that no such option grant will be made to any non-employee Board member who has not served as a director of the Company, as of the date of grant of such option, for at least six (6) months. In the event any April 1st, July 1st, October 1st or January 1st is not a business day, the corresponding option grant will be made on the first business day after such date. Each grant under the automatic option grant program will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of ten years, subject to earlier termination should the optionee cease to serve as a Board member.

The initial 20,000 share grant made to a new non-employee Board member is exercisable for 12.5% of the option shares upon completion of six (6) months of Board service measured from the grant date and is exercisable for the balance of the option shares in a series of fourteen (14) successive equal quarterly installments upon the individual’s completion of each additional three (3) month period of Board service. Each subsequent 4,000 share grant made to non-employee Board members is exercisable for 25% of the option shares upon each yearly anniversary of the April 1st grant date for the first in the series of four subsequent grants awarded to each non-employee Board member. For initial subsequent grants awarded to a non-employee Board member who was ineligible to receive a subsequent grant on April 1st of any year, the vesting commencement date for such subsequent grants to be made to such non-employee Board member is the grant date of the initial subsequent grant in such series of three or fewer subsequent grants.

However, each option grant under the automatic option grant program will immediately vest and become exercisable for all the option shares upon (i) an acquisition of the Company by merger or stock or asset sale, (ii) a hostile takeover of the Company, or (iii) the optionee’s death or disability while continuing to serve as a Board member. The vesting of any options held by each non-employee Board member who ceases Board service after the completion of nine (9) or more years of such Board service and who is at least sixty five (65) years of age at such time will accelerate in full. The period during which any such options held by each non-employee Board member who ceases Board service after the completion of nine (9) or more years of such Board service will remain exercisable following such termination for a period of twelve (12) months, but in no event will such option remain exercisable after the expiration of the option pursuant to its terms.

Pursuant to the automatic option grant program under the 2005 Stock Incentive Plan, stock options for 4,000 shares of Common Stock were granted on April 1, 2005, July 1, 2005 and October 3, 2005, to each of the following individuals who continued to serve as non-employee Board members: Mr. Beyer, Mr. Deb,

Mr. Evenhuis, Ms. Holland, Dr. Howard, Mr. Tompkins, and Mr. Wright. The options granted April 1, 2005 have an exercise price of $7.91 per share, those granted July 1, 2005 have an exercise price of $9.40 per share and those granted October 3, 2005 have an exercise price of $8.05 per share.

PROPOSAL TWO—RATIFICATION OF INDEPENDENT AUDITORS

The Board has appointed the firm of Ernst & Young LLP, independent auditors for the Company during fiscal year 2005, to serve in the same capacity for the fiscal year ending October 31, 2006, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the Board will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board believes that such a change would be in the best interests of the Company and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Principal Independent Registered Public Accounting Firm Fees and Services

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal years ended October 31, 2005 and October 31, 2004 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal 2005	Fiscal 2004
Audit Fees(1)	$3,939,000	$2,510,000
Audit-Related Fees(2)	403,000	219,000
Tax Fees(3)	409,000	182,000
All Other Fees(4)	—	—

Total Fees	$4,751,000	$2,911,000

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q or services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Fiscal year 2005 includes fees for professional services rendered in connection with assessment and testing of internal controls in connection with Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” During fiscal 2005, these services included consultations primarily related to the implementation of Section 404 of the Sarbanes-Oxley Act of 2002. During fiscal 2004, these services included consultations related to the acquisition of NPTest and the implementation of Section 404 of the Sarbanes-Oxley Act of 2002.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. During fiscal 2004 and 2005, these services include consultations related to the Company’s domestic and international operations, the preparation of certain foreign tax returns and tax advice (including expatriate tax services) in preparing for and in connection therewith.
(4)	All Other Fees consist of fees for services other than the services reported above.

All fees described above were either approved in advance by the Audit Committee or approved in advance in accordance with policies and procedures adopted by the Audit Committee for the pre-approval of audit and permissible non-audit services provided by the Company’s independent auditors.

In making its recommendation to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2006, the Audit Committee has considered whether services other than audit and audit-related services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP and has determined that such services are so compatible.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation, if requested, at the time of approval.

Recommendation of the Board of Directors

The Board recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending October 31, 2006.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s Common Stock as of December 31, 2005 unless otherwise noted, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company’s Common Stock, (ii) each director, (iii) the executive officers named in the Summary Compensation Table below and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Credence Systems Corporation, 1421 California Circle, Milpitas, California 95035. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Information for NPTest Holding, LLC, Capital Group International, Inc., and Third Avenue Management, LLC is based upon the most recent 13D, 13D/A, 13G or 13G/A filed by such entities with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned (1)
Entities affiliated with NPTest Holding, LLC (2) 2882 Sand Hill Road, Suite 280 Menlo Park, CA 94025	10,303,600	10.37%
Entities affiliated with Capital Group International, Inc. (3) 11100 Santa Monica Blvd. Los Angeles, CA 90025	7,299,520	7.33%
Third Avenue Management, LLC (4) 767 Third Avenue New York, NY 10017	7,228,856	7.27%
Graham J. Siddall (5)	1,979,285	1.95%
Richard M. Beyer (6)	16,250	*
Dipanjan Deb (7)	13,602	*
Henk J. Evenhuis (8)	91,000	*
Lori Holland (9)	6,250	*
Dave House	0	*
William G. Howard, Jr. (10)	121,200	*
David A. Ranhoff (11)	921,607	*
Jon D. Tompkins (12)	70,000	*
Bruce R. Wright (13)	18,500	*
John C. Batty (14)	250,000	*
Brett Hooper (15)	106,931	*
Byron W. Milstead (16)	110,500	*
All current directors and executive officers as a group (12 persons) (17)	1,726,110	1.71%

*	Less than one percent of the outstanding Common Stock.
(1)	Percentage of ownership is based on 99,488,400 shares of Common Stock outstanding on December 31, 2005, as adjusted to include all options exercisable as of December 31, 2005 and exercisable within 60 days after that date which are held by that particular stockholder and that are included in the first column.
(2)	Pursuant to a Schedule 13D/A filed on June 6, 2005 with the Securities and Exchange Commission, NPTest Holding, LLC reported that as of June 2, 2005 it had shared voting power over 10,303,600 shares and shared dispositive power over 10,303,600 shares with Francisco Partners L.P. and Francisco Partners GP, LLC.
(3)	Pursuant to a Schedule 13G/A filed on February 14, 2006 with the Securities and Exchange Commission, Capital Group International, Inc. reported that as of December 31, 2004 it had sole voting power over 6,169,120 shares, sole dispositive power over 7,229,520 shares and it has disclaimed investment power or voting power over such securities.

(4)	Pursuant to a Schedule 13G/A filed on February 14, 2006 with the Securities and Exchange Commission, Third Avenue Management LLC reported that it had sole voting power over 6,875,106 shares and sole dispositive power over 7,228,856 shares as of December 31, 2005.
(5)	Includes 1,965,750 shares under stock options exercisable within sixty (60) days after December 31, 2005.
(6)	Includes 16,250 shares under stock options exercisable within sixty (60) days after December 31, 2005.
(7)	Includes 13,602 shares under stock options exercisable within sixty (60) days after December 31, 2005. Excludes 10,303,602 shares of the Company’s Common Stock beneficially held by NPTest Holding LLC, Francisco Partners L.P. and Francisco Partner GP, LLC. Mr. Deb is a partner of Francisco Partners L.P. but disclaims beneficial ownership of the securities held by the foregoing entities.
(8)	Includes 91,000 shares under stock options exercisable within sixty (60) days after December 31, 2005.
(9)	Includes 6,250 shares under stock options exercisable within sixty (60) days after December 31, 2005.
(10)	Includes 121,200 shares under stock options exercisable within sixty (60) days after December 31, 2005.
(11)	Includes 916,659 shares under stock options exercisable within sixty (60) days after December 31, 2005.
(12)	Includes 70,000 shares under stock options exercisable within sixty (60) days after December 31, 2005.
(13)	Includes 17,500 shares under stock options exercisable within sixty (60) days after December 31, 2005.
(14)	Includes 250,000 shares under stock options exercisable within sixty (60) days after December 31, 2005.
(15)	Includes 105,422 shares under stock options exercisable within sixty (60) days after December 31, 2005.
(16)	Includes 110,500 shares under stock options exercisable within sixty (60) days after December 31, 2005.
(17)	Includes 1,718,383 shares under stock options exercisable within sixty (60) days after December 31, 2005.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following table provides certain summary information concerning the compensation for:

•	the Company’s Chief Executive Officer, and

•	the Company’s three other executive officers whose salary and bonus for the 2005 fiscal year was in excess of $100,000 earned for the services they rendered in all capacities to the Company and its subsidiaries for the 2005 fiscal year and the two preceding fiscal years. Dr. Graham J. Siddall is included in the table because he served as the Company’s Chief Executive officer prior to his resignation effective January 1, 2005. No other executive officers who would have otherwise been includable in such table on the basis of salary and bonus earned for the 2005 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that year.

Summary Compensation Table

	Year	Annual Compensation					Long-Term Compensation Awards	All Other Compensation ($)
Name and Principal Position		Salary ($)		Bonus ($)		Other Annual Compensation ($)	Securities Underlying Options (#)
Graham J. Siddall Chief Executive Officer and Chairman of the Board (1)	2005 2004 2003	$434,470 412,170 435,639	(2) (2) (2)	$668,000 396,826 —	(3)(4) (3)	— — —	180,000 230,000 157,000	$	— — —

David A. Ranhoff President and Chief Executive Officer (5)	2005 2004 2003	391,733 343,526 354,148	(2) (2) (2)	402,931 250,231 —	(3)(4) (3)	— — —	300,000 120,000 84,500		— — 1,827	(6)

John C. Batty Senior Vice President, Chief Financial Officer and Secretary (7)	2005 2004 2003	231,290 — —		30,683 — —	(3)	— — —	250,000 — —		— — —

Byron W. Milstead Senior Vice President and General Counsel (8)	2005 2004 2003	212,542 194,458 202,732	(2) (2) (2)	23,497 148,348 —	(3) (3)	— — —	40,000 35,000 20,000		— — —

Brett Hooper Senior Vice President, Human Resources (9)	2005 2004 2003	189,611 76,154 —	(2)	20,961 52,875 —	(3) (3)	— — —	30,000 27,500 —		— — —

(1)	Dr. Siddall joined the Company as a Director, Chief Executive Officer and President on July 29, 1999. Dr. Siddall became Chairman of the Board on August 14, 2001 and resigned from the office of President. Effective January 1, 2005, Dr. Siddall ceased to be the Chief Executive Officer and assumed the position of Executive Chairman. Dr. Siddall resigned as Executive Chairman and a Director effective October 31, 2005.
(2)	The salaries of Dr. Siddall and Messrs. Ranhoff and Milstead were decreased by amounts ranging from twelve to fifteen percent in November 2002 in connection with a Company-wide salary reduction program. The salaries of Messrs. Ranhoff and Milstead were adjusted effective May 28, 2004. The salary of Mr. Ranhoff was adjusted effective January 1, 2005 in connection with his assumption of the position of Chief Executive Officer. The salaries of Mr. Milstead and Mr. Hooper were adjusted effective March 1, 2005. See “Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements.”

(3)	The bonuses earned by Dr. Siddall and Messrs. Ranhoff, Batty, Milstead and Hooper during the 2005 fiscal year, in the amounts of $218,000, $82,932, $30,683, $23,497 and $20,961, respectively, were based on the attainment of certain management based objectives under the Company’s 2005 Incentive Plan. The Plan, approved by the Company’s Board of Directors during the first quarter of the fiscal year, provided for the payment of cash bonuses upon the achievement of specific performance criteria for the 2005 fiscal year, including Company financial goals and common corporate goals. Substantially all of the Company’s non-sales employees were eligible to participate in the 2005 Incentive Plan, including the Company’s executive officers. In November 2005, the Compensation Committee approved cash bonus payments under the 2005 Incentive Plan for the named executive officers. Because the financial performance targets for the fiscal year were not attained and certain management based objectives were achieved during fiscal year 2005, partial bonuses were paid under the Plan. The bonuses paid to Dr. Siddall and Messrs. Ranhoff and Milstead during the 2004 fiscal year included a bonus during the first half of the year based on the Company’s achievement of certain operating profit targets and a bonus during the second half of the fiscal year based on the attainment of certain management based objectives.
(4)	The bonuses earned by Dr. Siddall and Mr. Ranhoff during the 2005 fiscal year additionally included the amounts of $450,000 and $320,000, respectively, related to the Company’s acquisition of NPTest Holding Corporation. These bonuses, recommended by the Compensation Committee and approved by the Company’s Board in May 2004, were intended to induce certain key employees to remain in service with the Company for a term of not less than one year to facilitate the successful integration of NPTest Holding Corporation with the Company.
(5)	Mr. Ranhoff was named President and Chief Operating Officer on August 14, 2001. Effective January 1, 2005, Mr. Ranhoff assumed the positions of President and Chief Executive Officer. Mr. Ranhoff’s annual base salary for those positions is $400,000. See “Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements.”
(6)	Represents the payment of life insurance premiums on behalf of Mr. Ranhoff in the amount of $1,827.
(7)	Mr. Batty joined the Company as Senior Vice President, Chief Financial Officer and Secretary effective December 31, 2004. Mr. Batty’s annual base salary for these positions is $285,000. See “Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements.”
(8)	Mr. Milstead has served as Vice President and General Counsel since November 2000. Mr. Milstead became an executive officer of the Company effective June 1, 2004. Mr. Milstead was appointed Senior Vice President effective December 31, 2005. Mr. Milstead’s annual base salary for this position is $220,000. See “Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements.”
(9)	Mr. Hooper has served as Senior Vice President, Human Resources since May 28, 2004. Mr. Hooper’s annual base salary for this position is $200,000. See “Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements.”

Option Grants in Last Fiscal Year

The following table sets forth information concerning the stock options granted during the 2005 fiscal year to the executive officers named in the Summary Compensation Table for the fiscal year. No stock appreciation rights were granted to those individuals during such fiscal year.

	Individual Grants
Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year (2)	Exercise or Base Price ($/Share) (3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
					5% (4)	10% (4)
Graham J. Siddall	180,000	6.98%	$7.79	11/1/11	$570,836	$1,330,291
David A. Ranhoff	300,000	11.63	7.79	11/1/11	951,394	2,217,152
John C. Batty	250,000	9.69	9.15	12/31/14	1,438,596	3,645,686
Byron W. Milstead	40,000	1.55	7.79	11/1/11	126,852	295,620
Brett Hooper	30,000	1.16	7.79	11/1/11	95,139	221,715

(1)	For additional information on option acceleration provisions, please see “Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements.” Each option has a maximum term of 7 years, subject to earlier termination in the event of the optionee’s cessation of employment with the Company, except for the grant to Mr. Batty, which has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s cessation of employment with the Company .
(2)	Represents the individual’s percentage (%) of the total options granted to all employees in the 2005 fiscal year, as determined by combining all the options granted in the 2005 fiscal year to the particular individual.
(3)	The exercise price may be paid in cash, in shares of the Company’s common stock valued at the fair market value on the exercise date or through a cashless exercise procedure involving the same-day sale of the purchased shares.
(4)	There is no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the 10-year option term will be at the five percent (5%) or ten percent (10%) assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Aggregated Option Exercises and Fiscal Year-End Values

The table below sets forth certain information with respect to the Company’s executive officers named in the Summary Compensation Table concerning the exercise of options during the 2005 fiscal year and unexercised options held by those individuals as of the end of such fiscal year. No stock options or stock appreciation rights were exercised by such individuals during the 2005 fiscal year, except as set forth below, nor were any stock appreciation rights outstanding at the end of such fiscal year.

Name	Shares Acquired on Exercise (#)	Aggregate Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised in-the-Money Options at FY-End($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Graham J. Siddall	—	$—	1,712,250	150,750	$29,750	$—
David A. Ranhoff	—	—	755,409	253,125	78,236	—
John C. Batty	—	—	250,000	—	—	—
Byron W. Milstead	12,500	18,683	85,500	42,500	—	—
Brett Hooper	75,000	299,322	61,352	73,363	78,782	62,522

(1)	Based on the market value of the shares on the date of exercise less the exercise price paid for those shares.
(2)	Based on the market value of the option shares at fiscal year-end ($7.70 per share) determined on the basis of the closing selling price per share of the Common Stock on the Nasdaq National Market on the last day of the 2005 fiscal year-end less the exercise price.

Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements

The Company entered into an employment agreement on July 29, 1999 with Dr. Siddall in connection with his appointment to the Board and the positions of President and Chief Executive Officer, and the parties subsequently amended that agreement on March 7, 2000. On November 5, 2004, the Company entered into an executive succession agreement with Dr. Siddall which superseded the employment agreement dated July 29, 1999 as amended March 7, 2000.

The terms of the executive succession agreement provide that Dr. Siddall shall remain employed with the Company until December 31, 2007. Pursuant to the executive succession agreement, until January 1, 2005, Dr. Siddall remained the Company’s Chief Executive Officer. Thereafter, Dr. Siddall became, and held the position of, the Company’s Executive Chairman until October 31, 2005. Dr. Siddall is entitled to an annual base salary of $436,000 and reimbursement for all reasonable business expenses. For the fiscal year 2005, Dr. Siddall was eligible for an annual target incentive bonus equal to one-hundred percent (100%) of his then-current annual base salary, and, thereafter, will cease to be eligible for an annual target incentive bonus. Dr. Siddall’s target incentive bonus percentage will equal the target incentive bonus percentage of the Company’s Chief Executive Officer for fiscal year 2005, subject to a minimum payment of fifty percent (50%) of Dr. Siddall’s target incentive bonus.

Dr. Siddall also was entitled to receive a one-time lump-sum bonus of $450,000 related to the Company’s acquisition of NPTest Holding Corporation, which was paid on May 28, 2005.

Dr. Siddall’s executive employment agreement also provides severance benefits if his employment is terminated prior to the end of the term, unless his employment is terminated for cause (as defined in the executive succession agreement) or by disability (as defined in the executive succession agreement). If Dr. Siddall is terminated other than for cause or by disability, the Company may be obligated to do the following, among other things:

•	Continue to pay Dr. Siddall’s salary payments for the remainder of the term of the executive succession agreement, less applicable withholdings; and

•	Subject Dr. Siddall’s stock options to continued vesting until the earlier of (a) the end of the term of the executive succession agreement or (b) the date Dr. Siddall begins other employment.

The Company entered into an employment agreement with David A. Ranhoff on January 15, 2002, which superseded his employment agreement dated March 31, 1999. Subsequently, the Company entered into an amended executive employment agreement with David A. Ranhoff dated May 28, 2004, which superseded his employment agreement dated January 15, 2002. Subsequently, the Company entered into an amended executive employment agreement with David A. Ranhoff dated November 5, 2004, which superseded his amended employment agreement dated May 28, 2004.

The terms of the amended executive employment agreement provide that David A. Ranhoff would be employed by the Company in the position of President and Chief Executive Officer for a period of two (2) years from the effective date of January 1, 2005. Mr. Ranhoff is entitled to an annual base salary of $400,000 and reimbursement for all reasonable business expenses. Mr. Ranhoff is eligible for an annual target incentive bonus equal to one-hundred percent (100%) of his then-current annual base salary, based on his achievement of performance objectives as determined by the Board.

Mr. Ranhoff also was entitled to receive a one-time lump-sum bonus of $320,000 related to the Company’s acquisition of NPTest Holding Corporation, which was paid on May 28, 2005.

Except in situations where the employment of Mr. Ranhoff is terminated for cause (as defined in the amended executive employment agreement), by death (as defined in the amended executive employment agreement) or disability (as defined in the amended executive employment agreement), or following a change of control (as defined in the amended executive employment agreement), if Mr. Ranhoff’s employment with the Company is terminated prior to the end of the term of the amended executive employment agreement, or if the Company fails to continue Mr. Ranhoff’s employment following the end of such term, Mr. Ranhoff may be entitled to the following, among other things:

•	An amount equal to one-hundred percent (100%) of his then-current annual base salary;

•	An amount equal to one-hundred percent (100%) of Mr. Ranhoff’s annual target incentive bonus, payable in equal monthly installments over the twelve (12) month period following the date of such termination;

•	Continued vesting of Mr. Ranhoff’s unvested stock option shares until the earlier of (a) the end of the twelve (12) month period following the date of Mr. Ranhoff’s termination or (b) the date Mr. Ranhoff begins other employment and accepts a grant of stock options.

Under certain circumstances following a termination of Mr. Ranhoff’s employment within twelve (12) months following a change of control, Mr. Ranhoff may be eligible to receive the following:

•	An amount equal to two-hundred percent (200%) of his then-current annual base salary;

•	An amount equal to two-hundred percent (200%) of Mr. Ranhoff’s annual target incentive bonus, payable in equal monthly installments over the twelve (12) month period following the date of such termination; and

•	Accelerated vesting of any of Mr. Ranhoff’s unvested stock option shares.

The Company entered into an employment agreement with John C. Batty on December 31, 2004. The terms of the executive employment agreement provide that Mr. Batty would be employed by the Company in the position of Senior Vice President and Chief Financial Officer for a period of two (2) years from the effective date of December 31, 2004. Mr. Batty is entitled to an annual base salary of $285,000 and reimbursement for all reasonable business expenses. Mr. Batty is eligible for an annual target incentive bonus equal to sixty percent (60%) of his then-current annual base salary, based on his achievement of performance objectives as determined by the Board.

Except in situations where the employment of Mr. Batty is terminated for cause (as defined in the executive employment agreement), by death (as defined in the executive employment agreement) or disability (as defined in the executive employment agreement), if Mr. Batty’s employment with the Company is terminated at any time or if the Company fails to continue Mr. Batty’s employment following the end of such term, Mr. Batty may be entitled to the following, among other things:

•	An amount equal to one-hundred percent (100%) of his then-current annual base salary, payable in equal monthly installments over the twelve (12) month period following the date of such termination;

•	An amount equal to one-hundred percent (100%) of Mr. Batty’s annual target incentive bonus, payable in equal monthly installments over the twelve (12) month period following the date of such termination; and

•	Continued vesting of Mr. Batty’s unvested stock option shares until the earlier of (a) the end of the twelve (12) month period following the date of Mr. Batty’s termination or (b) the date Mr. Batty begins other employment.

Under certain circumstances following a termination of Mr. Batty’s employment within twelve (12) months following a change of control, Mr. Batty would be entitled to the above-listed benefits except that, in lieu of continued vesting of his unvested stock option shares, Mr. Batty would be entitled to full acceleration of his unvested stock option shares.

The Company entered into an executive employment agreement with Brett Hooper effective May 28, 2004 for a period of two (2) years from the effective date of May 28, 2004. The terms of the executive employment agreement provide that Mr. Hooper would be employed by the Company in the position of Senior Vice President, Human Resources. Mr. Hooper is entitled to an annual base salary of $180,000 and reimbursement for all reasonable business expenses. Mr. Hooper’s current annual base salary is $200,000. Mr. Hooper is eligible for an annual target incentive bonus equal to fifty percent (50%) of his then-current annual base salary, based on his achievement of performance objectives as determined by the Company.

Except in situations where the employment of Mr. Hooper is terminated for cause (as defined in the executive employment agreement), by death (as defined in the executive employment agreement) or disability (as defined in the executive employment agreement), if Mr. Hooper’s employment with the Company is terminated at any time, Mr. Hooper may be entitled to the following, among other things:

•	An amount equal to one-hundred percent (100%) of his then-current annual base salary, payable in equal monthly installments over the twelve (12) month period following the date of such termination; and

•	full acceleration of his unvested stock option shares that would have otherwise vested during the twelve (12) month salary continuation period.

The Company entered into an executive employment agreement with Byron W. Milstead on May 28, 2004. The terms of the executive employment agreement provide that Mr. Milstead would be employed by the Company in the position of Vice President and General Counsel. Mr. Milstead is entitled to an annual base salary of $198,450 and reimbursement for all reasonable business expenses. Mr. Milstead’s current annual base salary is $220,000. Mr. Milstead is eligible for an annual target incentive bonus equal to fifty percent (50%) of his then-current annual base salary, based on his achievement of performance objectives as determined by the Company.

Except in situations where the employment of Mr. Milstead is terminated for cause (as defined in the executive employment agreement), by death (as defined in the executive employment agreement) or disability (as defined in the executive employment agreement), if Mr. Milstead’s employment with the Company is terminated at any time, Mr. Milstead may be entitled to the following, among other things:

•	An amount equal to one-hundred percent (100%) of his then-current annual base salary;

•	An amount equal to one-hundred percent (100%) of Mr. Milstead’s annual target incentive bonus, payable in equal monthly installments over the twelve (12) month period following the date of such termination; and

•	Continued vesting of Mr. Milstead’s unvested stock option shares until the earlier of (a) the end of the twelve (12) month period following the date of Mr. Milstead’s termination or (b) the date Mr. Milstead begins other employment.

Under certain circumstances following a termination of Mr. Milstead’s employment within twelve (12) months following a change of control, Mr. Milstead would be entitled to the above-listed benefits except that, in lieu of continued vesting of his unvested stock option shares, Mr. Milstead would be entitled to full acceleration of his unvested stock option shares.

The Compensation Committee of the Board has the authority as Plan Administrator of the 1993 Stock Option Plan and the 2005 Stock Incentive Plan to provide for the accelerated vesting of the shares of common stock subject to outstanding options held by the Company’s executive officers, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following (i) an acquisition of the Company by merger or asset sale or (ii) a change in control of the Company effected through a successful tender offer for more than 50% of the Company’s outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

Compensation Committee Interlocks and Insider Participation

During the 2005 fiscal year, the following members of the Board of Directors comprised the Compensation Committee: Mr. Beyer and Mr. Tompkins.

No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as members of the Company’s Board of Directors or the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Restated Certificate of Incorporation and Restated Bylaws provide for indemnification of directors and officers of the Company. Each of the current directors and executive officers of the Company has entered into separate indemnification agreements with the Company.

Dipanjan Deb is a founder of Francisco Partners, L.P. and has been a partner of Francisco Partners, L.P. since its formation in August 1999. Prior to the Company’s acquisition of NPTest Holding Corporation, pursuant to an amended advisory agreement with Francisco Partners, L.P., NPTest Holding Corporation made certain payments to Francisco Partners, L.P. for services provided to NPTest Holding Corporation.

There are no material proceedings to which a director, officer or affiliate of the Company, any owner of record of or beneficially of more than five percent of any class of voting securities of the company, or any associate of any such director, officer or affiliate of the Company or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the information contained in this Audit Committee Report, the Compensation Committee Report, the Audit Committee Charter, reference to the independence of the Audit Committee members and the Stock Performance Graph contained herein are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended October 31, 2005, included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.

The Audit Committee has discussed with the Company’s independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2005 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

of the Board of Directors

Henk J. Evenhuis

Lori Holland

Bruce R. Wright

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company’s executive officers and other key employees and administering certain other compensation programs for such individuals, subject in each instance to review by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Company’s 2005 Stock Incentive Plan and 2000 Supplemental Stock Option Plan under which grants may be made to executive officers and other key employees. For the 2005 fiscal year, the Compensation Committee consisted of two members: Mr. Beyer and Mr. Tompkins.

General Compensation Policy.    The fundamental policy of the Compensation Committee is to provide the Company’s executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee’s objective to make a substantial portion of each officer’s compensation contingent upon the Company’s performance as well as upon the officer’s own level of performance. Accordingly, the compensation package for each executive officer and key employee is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry based on 50th percentile of peer companies, (ii) annual variable performance awards payable in cash and with the majority of award based on the Company’s achievement of financial performance targets and the balance based on management based objectives, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company’s stockholders. As an executive officer’s level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of the executive officer’s total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

Factors.    The principal factors which the Compensation Committee considered in establishing the components of each executive officer’s compensation package for the 2005 fiscal year are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

Base Salary.    For comparative compensation purposes for the 2005 fiscal year, the Compensation Committee identified a peer group of companies which provide similar products, as well as similarly positioned semiconductor and technology companies. The base salary for each officer was determined on the basis of the following factors: the salary levels in effect for comparable positions at the peer group companies (determined on the basis of their published market data for each company’s 2004 fiscal year), the experience and personal performance of the officer and internal comparability considerations. The weight given to each of these factors may differ from individual to individual, as the Compensation Committee deems appropriate. Based on the factors set forth above, the Compensation Committee adjusted certain executive officers’ base salaries during the 2005 fiscal year. The compensation level for the Company’s executive officers as set by the Compensation Committee during the 2005 fiscal year were set at approximately the fiftieth (50th) percentile of the base in effect for executive officers with comparable positions at the peer group companies, based on the published market data for those companies for each company’s 2004 fiscal year.

For purposes of the stock price performance graph which appears later in this Proxy Statement, the Company has selected the Nasdaq Electronic Components Index as the industry index. However, in selecting companies to survey for such compensation purposes, the Compensation Committee considers many factors not directly associated with stock price performance, such as geographic location, growth rate, annual revenue and profitability, and market capitalization. For this reason, the number of companies surveyed for compensation data was substantially less than the number of companies included in the Nasdaq Electronic Components Index.

Annual Incentive Compensation.    Annual bonuses are earned by each executive officer primarily on the basis of the Company’s achievement of certain corporate financial performance targets established for each fiscal year. For fiscal year 2005, bonuses were to be earned on the basis of the following factors: (i) Company operating profit targets established for the fiscal year and (ii) certain management based objectives for the fiscal year. The majority of bonuses to be earned during fiscal year 2005 were to be earned based on the Company’s attainment of operating profit targets. Due to the Company’s operating results during the fiscal 2005, bonuses were not earned during that period based on those targets. Bonuses earned during fiscal year 2005 were earned based on attainment of certain management based objectives.

Long-Term Incentive Compensation.    Long-term incentives are provided through stock option grants. The grants are designed to align the interest of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company’s common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). Each option generally becomes exercisable in installments over a four-year period, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates over the option term.

The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer’s current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual’s potential for increased responsibility and promotion over the option term, and the individual’s personal performance in recent periods. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holding of the Company’s executive officers.

During the 2005 fiscal year, stock options were granted to Dr. Graham J. Siddall, Mr. David A. Ranhoff, Mr. John C. Batty, Mr. Byron W. Milstead and Mr. Brett Hooper. Please refer to the “Summary Compensation Table” and the table entitled “Option Grants in Last Fiscal Year.”

Chief Executive Officer Performance and Compensation

Mr. David A. Ranhoff.    During the majority of 2005 fiscal year, Mr. Ranhoff served as Chief Executive Officer. In connection with his appointment as Chief Executive Officer effective January 1, 2005, the Committee set his annual base salary at $400,000. The Compensation Committee has sought to achieve two objectives in setting Mr. Ranhoff’s salary: (i) establish a level of base salary competitive with that paid to other chief executive officers with similar experience of the peer group companies and (ii) make a significant percentage of the total compensation package contingent upon Company performance and stock price appreciation. The base salary established for Mr. Ranhoff on the basis of the foregoing criteria was intended to provide him with a level of stability and certainty each year. Accordingly, this element of Mr. Ranhoff’s compensation was not affected to a significant degree by Company performance factors and was set during the 2005 fiscal year at approximately the fiftieth (50th) percentile of the base salary levels in effect for other chief executive officers of like experience at the same peer group of companies surveyed for comparative compensation purposes for all other officers of the Company and based upon published market data for each Company’s 2004 fiscal year. Under the Company’s fiscal 2005 incentive program, Mr. Ranhoff had the opportunity to receive a target bonus of 100% of his base salary if certain Company performance goals were achieved or exceeded, including goals relating to Company and operating profits and certain management based objectives. Because the financial performance targets for the fiscal year were not attained and certain management based objectives were achieved during the fiscal 2005, the Company awarded Mr. Ranhoff a bonus of $ 82,931 under the incentive program.

Mr. Ranhoff additionally earned a bonus in the amount of $320,000 in May 2005, relating to the Company’s acquisition of NPTest Holding Corporation. This bonus was paid in connection with a bonus program, recommended by the Compensation Committee and approved by the Board of Directors in May 2004, that was intended to induce certain key employees to remain in service with the Company for a term of not less than one year to facilitate the successful integration of NPTest Holding Corporation.

The Compensation Committee granted Mr. Ranhoff a stock option for 300,000 shares in November 2004, in connection with his appointment to the position of Chief Executive Officer, as an additional inducement to retain his services and to subject a substantial portion of his total compensation to Company performance measured in terms of stock price appreciation. In connection with this grant, 250,000 of the options vest incrementally over the next four years of his continued service and will have value only if the market price of the option shares increases above the $7.79 exercise price per share during the option term. The grant also included 50,000 options which vested one year from the date of grant upon his continued service and will have value only if the market price of the option shares increases above the $7.79 exercise price per share during the option term.

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation’s executive officers, to the extent that compensation is not deemed to be performance-based pursuant to the criteria established under a shareholder-approved plan. The cash compensation paid to the Company’s executive officers for the 2005 fiscal year did not exceed the $1 million limit per officer, except for certain payments to Dr. Graham J. Siddall, who resigned as Chief Executive Officer effective January 1, 2005 and as Executive Chairman effective October 31, 2005. The Compensation Committee does not expect the total cash compensation to be paid to any of the Company’s executive officers for fiscal 2006 to exceed the $1 million limit. Accordingly, the Compensation Committee has decided not to submit any of the Company’s cash incentive bonus plans to shareholder approval at the Annual Meeting or to take any other action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer in the future be expected to exceed the $1 million level on a recurring basis as a result of their participation in one or more of the Company’s non-shareholder approved incentive bonus plans. The stock option grants made under the Company’s 1993 Stock Option Plan and 2005 Stock Incentive Plan during the 2005 fiscal year did not qualify as performance-based compensation, and any compensation deemed paid by the Company upon the subsequent exercise of those options or the disposition of the shares purchased under those options will, together with the cash compensation paid to the executive officer, be subject to the $1 million limitation.

Submitted by the Compensation Committee of the Board of Directors

Richard M. Beyer

Jon D. Tompkins

COMPARISON OF STOCKHOLDER RETURN

The graph depicted below reflects a comparison of the cumulative total return (change in stock price plus reinvestment dividends) of the Company’s Common Stock with the cumulative total returns of the Nasdaq Stock Market Index and Nasdaq Electronic Components Index.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG CREDENCE SYSTEMS CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE NASDAQ ELECTRONIC COMPONENTS INDEX

*	$100 invested on 10/31/00 in stock or index—including reinvestment of dividends. Fiscal year ending October 31.

	Cumulative Total Return
	10/00	10/01	10/02	10/03	10/04	10/05
CREDENCE SYSTEMS CORPORATION	100.00	72.53	44.43	86.99	40.27	41.07
NASDAQ STOCK MARKET (U.S.)	100.00	50.79	41.13	59.63	60.94	65.97
NASDAQ ELECTRONIC COMPONENTS	100.00	45.65	28.87	54.17	40.07	41.12

(1)	The graph covers the period from October 31, 2000, through the fiscal year ended October 31, 2005.
(2)	The graph assumes that $100 was invested on October 31, 2000 in the Company’s common stock and in each index.
(3)	Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

(4)	The performance graph and all of the material in the Compensation Committee Report is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference to any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and any persons holding more than ten percent (10%) of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Directors, executive officers and holders of more than ten percent (10%) of the Company’s common stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons for the 2005 fiscal year that no Form 5 reports were required for such persons for the 2005 fiscal year, the Company believes that all filing requirements under Section 16(a) applicable to such directors, executive officers and stockholders for the 2005 fiscal year were met in a timely manner, except for Dr. Siddall and Mr. Ranhoff who were late to report purchases of the Company’s Common Stock pursuant to the Company’s Employee Stock Purchase Plan on Form 5s. The Form 5s disclosing the purchases were subsequently filed by Dr. Siddall and Mr. Ranhoff.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

ANNUAL REPORT

A copy of the Annual Report of the Company for the fiscal year ended October 31, 2005 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

The Company filed an Annual Report on Form 10-K for the fiscal year ended October 31, 2005 with the SEC on January 17, 2006. A copy of the Annual Report on Form 10-K has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Stockholders may obtain a copy of the Annual Report on Form 10-K, without charge, by writing to Mr. John C. Batty, the Company’s Senior Vice President, Chief Financial Officer and Secretary at the Company’s headquarters and principal executive offices at 1421 California Circle, Milpitas, California 95035.

Dated:	February 24, 2006

THE BOARD OF DIRECTORS

OF CREDENCE SYSTEMS CORPORATION

Annex A

Charter of the Audit Committee

of the Board of Directors of

Credence Systems Corporation

Purpose.

The purpose of the committee is to oversee on behalf of the Company’s board of directors: (1) the integrity of the Company’s financial statements, (2) the appointment, compensation, qualifications, independence and work of the Company’s independent auditors, (3) the company’s compliance with legal and regulatory requirements, (4) the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, and (5) the performance of the Company’s internal controls function.

The committee’s function is one of oversight only and shall not relieve the responsibilities of the Company’s management for preparing financial statements which accurately and fairly present the company’s financial results and condition, or the responsibilities of the independent auditors relating to the audit or review of financial statements.

Composition of the Committee.

At Least Three Qualified Members.    There shall be at least three members serving on the committee, all of whom shall be members of the company’s board of directors and shall be independent as defined in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (“1934 Act”) and applicable rules of the SEC. Each member of the committee shall meet the additional independence, financial literacy and related audit committee membership requirements set forth in the Nasdaq National Market listing standards in effect from time to time (the “listing standards”).

Limitation on Relationships.    No member of the audit committee may be an affiliated person as defined pursuant to Section 10A(m)(3) of the 1934 Act. As more fully set forth in the listing standards, independent directors must not have any current or past relationships with the Company which would interfere with their exercise of independent judgment or otherwise fail to meet the independence standard set forth in the listing standards.

Compensation.    In compliance with Section 10A(m)(3) of the 1934 Act and except as may otherwise be permitted by applicable SEC rules, no member of the audit committee shall, other than in his or her capacity as a member of the audit committee, the board of directors or other board committee, (a) accept any consulting, advisory, or other compensatory fee from the company, or (b) be an affiliated person of the company or any subsidiary.

Affirmative Determination of Independence.    The board shall affirmatively determine, at all times required by law and the listing standards, that the members of the committee are independent.

Financial Literacy.    Each member of the audit committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. At least one member of the committee shall be a “financial expert” as defined in applicable SEC rules. Notwithstanding the foregoing, nothing herein shall be deemed to impose on the committee members a greater duty of care than that imposed on other directors of the company.

The Company does not limit the number of public company audit committees on which an audit committee member serves, provided that if a member does serve on more than 3 public company audit committees (including the company’s audit committee), the board shall determine that this simultaneous service would not impair the ability of the member to serve on the Company’s audit committee, and the company shall disclose this determination in its proxy statement for its annual meeting.

Appointment of Audit Committee Members.    Subject to the other requirements of this charter, the board may appoint and remove committee members and the chair of the committee in accordance with the company’s bylaws. Upon expiration of any term or to fill any vacancy on the committee, the members of the committee shall be appointed by the board upon the recommendation of the nominating and corporate governance committee.

Selection and Review of Independent Auditors and Their Services.

Overall Authority of Audit Committee to Select and Oversee Auditors.    Pursuant to Section 10A(m)(2) of the 1934 Act, applicable SEC rules and the listing standards, the audit committee in its capacity as a committee of the board of directors of the company shall be directly responsible for the appointment, compensation and oversight of the work of the independent auditors engaged by the company for purpose of preparing or issuing an audit report or related work. The independent auditors shall report directly to the audit committee. The audit committee’s authority includes, without limitation, resolution of disagreements between management and the auditors regarding financial reporting.

Terms of Audit and Non-Audit Engagements.    The committee shall have sole authority to, and must, preapprove all audit and permitted non-audit services from the independent auditors. The committee shall have sole authority to preapprove all audit fees and other terms of engagement of the independent auditors. The committee may confer with Company management on these matters but may not delegate this responsibility to management. Inasmuch as the approval of non-audit services must be timely disclosed in the periodic reports of the company filed with the SEC, all approvals of non-audit services on behalf of the audit committee shall be promptly reported to the officer of the Company having primary responsibility for the SEC reports filed by the company.

Delegated Preapproval Authority.    The committee is authorized from time to time to delegate to one of its members the authority to grant preapproval of audit and permitted non-audit services, provided that all decisions by that member to preapprove any service shall be reported to the full committee at its next scheduled meeting.

Prohibited Non-Audit Services:    The audit committee and the Company shall not engage the independent auditors for the following services, except as may be exempted pursuant to federal law: bookkeeping or other services related to the accounting records or financial statements of the audit client; financial information systems design and implementation; appraisal or valuation services, fairness opinions, or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker or dealer, investment adviser or investment banking services; legal services and expert services unrelated to the audit; and any other service that the Public Company Accounting Oversight Board determines (by issuing regulations) is impermissible.

Independent Auditors’ Partner Rotation and Conflicts.    As required by Sections 10A(j) and (l) of the 1934 Act, (a) the audit partner and review partner of the independent auditors must be rotated by the independent auditors at least every 5 years, and (b) an accounting firm shall not be engaged to audit the company’s financial statements if a chief executive officer, controller, chief financial officer, chief accounting officer, or any person serving in an equivalent position for the company was employed by that accounting firm and participated in any capacity in the audit of the company during the 1-year period preceding the date of the initiation of the audit.

Policy on Hiring Employees of the Auditor.    The committee shall from time to time establish hiring policies that will govern the company’s hiring of employees or former employees of the independent auditors, and report these policies to the board.

Peer Review.    The committee shall ensure that the Company’s independent auditor: (a) has received an external quality control review by an independent public accountant (“peer review”) that determines whether the independent auditor’s system of quality control is in place and operating effectively and whether established policies and procedures and applicable auditing standards are being followed; or (b) is enrolled in a peer review program and within 18 months receives a peer review that meets acceptable guidelines in accordance with Nasdaq requirements.

Assurance of Compliance with Section 10A.    The committee shall obtain from the Company’s independent auditor assurance that it has complied with Section 10A of the 1934 Act.

Annual Financial Reporting.

In connection with the audit of each fiscal year’s financial statements, the committee will:

•	Discuss Financial Statements with Management: review and discuss the audited financial statements, related accounting and auditing principles and practices, and internal controls assessment with appropriate members of the company’s management.

•	Section 10A Report: timely request and receive from the independent auditors the report required in connection with the annual audit pursuant to Section 10A(k) of the 1934 Act and related SEC rules concerning (a) all critical accounting policies and practices used, (b) all alternative treatments of financial information discussed with company management, ramifications of the use of alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (c) other material written communications between the independent auditors and company management, such as any management letter or schedule of unadjusted differences.

•	SAS 61 Review: discuss with the independent auditors the audited financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, including such matters as (1) the quality as well as acceptability of the accounting principles applied in the financial statements, (2) new or changed accounting policies, and significant estimates, judgments, uncertainties or unusual transactions, (3) the selection, application and effects of critical accounting policies and estimates applied by the company, (4) issues raised by any “management” or “internal control” letter from the auditors, difficulties encountered in the audit, disagreements with management, or other significant aspects of the audit, and (5) all material arrangements, contingent and other obligations, off-balance sheet transactions, and relationships with any unconsolidated entities or any other persons which may have a material current or future effect on the financial condition or results of the company and are required to be reported under SEC rules.

•	Review of MD&A: review with appropriate management and auditor representatives the Company’s intended disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in the company’s annual report on Form 10-K.

•	Obtain ISB No. 1 Disclosure: receive from the independent auditors a written disclosure and statement of all relationships between the auditors and the company consistent with Independence Standards Board Standard No. 1.

•	Dialogue with Auditors on Independence: actively discuss with the auditors any disclosed relationships or services that may impact the objectivity or independence of the auditors and discuss with any parties engaged in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act their independence.

•	Review of Audit and Non-Audit Fees: obtain from the independent auditors a statement of the audit fees and other categories of fees billed for the last fiscal year which are required to be disclosed in the Company’s proxy statement for its annual meeting under the SEC’s proxy rules, and consider whether the provision of any non-audit services is compatible with maintaining the auditors’ independence.

•	Recommend Filing of Audited Financial Statements: recommend whether or not the audited financial statements should be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Quarterly Financial Reporting.

In addition to a review of the quarterly financial statements, the committee’s quarterly review will normally include:

•	Auditors’ Review: the results of the independent auditors’ review of the quarterly financial statements.

•	Discussion of Significant Matters with Management: management’s analysis of significant matters which relate to (1) the selection, application and effects of critical accounting policies and estimates applied by the company, (2) accounting changes, judgments or extraordinary items relating to the financial statements, (3) the status of any new, proposed or alternative accounting or financial reporting requirements or methods, and (4) all material arrangements, contingent and other obligations, off-balance sheet transactions, and relationships with any unconsolidated entities or any other persons which may have a material current or future effect on the financial condition or results of the company and are required to be reported under SEC rules.

•	MD&A: the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in the company’s quarterly report on Form 10-Q.

Other Committee Review Functions.

Annual Review of this Charter:    The committee will review and reassess the adequacy of this charter annually, and recommend any proposed changes to the board.

Annual Review of Performance:    The committee will evaluate its performance as the audit committee on an annual basis.

Disclosure Controls and Procedures:    The committee will evaluate periodically the company’s disclosure controls and procedures as defined in applicable SEC rules, including but not limited to the internal controls for financial reporting purposes.

Other Reviews.    The committee, as the committee may consider appropriate, may discuss and review with the full board of directors, Company management, internal or outside legal counsel, or the independent auditors any other topics relating to the purpose of the committee which may come to the committee’s attention, including:

•	Earnings Press Releases: press releases announcing earnings, which may be undertaken on a general basis and need not include advance review of each release of financial information or guidance.

•	Officer Certification. certifications from the Company’s chief executive officer and chief financial officer which must accompany or be filed with the Company’s periodic reports, including any report concerning internal controls required to be made by the signing officers and any significant internal control deficiencies or other matters which are required to be reported to the committee in connection with the certifications.

•	Reports of Financial Issues: published reports, regulatory or accounting initiatives, or communications from employees, government agencies or others, which raise significant issues concerning company financial statements or accounting policies.

•	Other Financial Guidance: financial information and earnings guidance provided to the analysts and the public, and to rating agencies.

•	Risk Assessment: management’s assessment of the Company’s exposure to risk and steps management has taken to monitor and control this exposure.

•

Compliance Generally:    the status and implementation of a code of ethics as defined in applicable SEC rules for the Company’s executive officers, and a business conduct and ethics code applicable to all company employees concerning related party transactions, conflicts of interest, ethical conduct, legal and regulatory compliance and other matters appropriate for the code.

•	Compliance Issues: pending or threatened litigation that has the potential to have a material adverse effect on the company; reports concerning significant subsidiary or foreign operations; or alleged violations of law or corporate conduct codes, including without limitation any reports to the committee from legal counsel engaged by the Company concerning any material violation of securities law or breach of fiduciary duty or similar violation by the company or its agents.

•	Section 10A(b): any concerns regarding potentially illegal actions raised by the Company’s independent auditor pursuant to Section 10A(b) of the Act.

Complaints and Anonymous Submissions:    the committee shall establish and maintain procedures for (A) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, and auditing matters, and (B) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Related Party Approvals.    As required by the listing standards, the Audit Committee shall establish and communicate to the board of directors and the company’s management policies to the effect that the Company shall not enter into related party transactions unless the transactions are first reviewed and approved by the audit committee.

Meetings, Reports and Resources of the Committee.

Quarterly and Other Meetings.    The committee will meet at least quarterly. The committee may also hold special meetings or act by unanimous written consent as the committee may decide. Committee meetings will be governed by the quorum and other procedures generally applicable to meetings of the board of directors under the Company’s bylaws, unless otherwise stated in the bylaws or by resolution of the board or the committee.

The committee, to the extent required by the listing standards and as it may otherwise determine to be appropriate, will meet in separate executive sessions with the chief financial officer, controller or principal accounting officer, and representatives of the independent auditors, and may meet with other Company employees, agents or representatives invited by the committee.

Reports.    The committee will prepare the audit committee report required to be included in the Company’s annual meeting proxy statement, and report to the board on the other matters relating to the committee or its purposes, as required by the listing standards, applicable federal law or SEC rules.

The committee will also report to the board annually the overall results of (1) the annual review of the independent auditors and their independence and (2) the annual review by the committee of its own performance.

Committee Access and Resources.    The committee is at all times authorized to have direct, independent access to the independent auditors and to the company’s management and internal audit and finance personnel. The committee is authorized to communicate in confidence with any of these individuals.

The committee is authorized to conduct investigations, and to retain, at the expense of the company, independent legal, accounting, or other professional consultants selected by the committee, for any matters relating to the purpose of the committee, without a requirement to seek prior board approval. The Company shall provide for adequate funding, as determined by the audit committee, for payment of compensation to the independent auditors for their audit and review reports, and to advisers engaged by the audit committee and for ordinary administrative expenses of the committee that are necessary or appropriate in carrying out the committee’s duties.

Nothing in this charter is intended to preclude or impair the protection provided in Section 141(e) of the Delaware General Corporation Law for good faith reliance by members of the committee on reports or other information provided by others.

Limitations on Role of Audit Committee.

It is not the duty of the committee to plan or conduct audits or to determine whether the financial statements of the Company are complete and accurate and are prepared in accordance with generally accepted accounting principals. This is the responsibility of management and the independent auditor of the Company. Members of the committee should not be assumed to be accounting experts, and are not deemed to have accepted a duty of care greater than other members of the Board.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZCED42

PROXY

CREDENCE SYSTEMS CORPORATION

Annual Meeting of Stockholders to be held on March 21, 2006

This Proxy is solicited on behalf of the Board of Directors of

Credence Systems Corporation

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on March 21, 2006 and the Proxy Statement and appoints David A. Ranhoff and John C. Batty and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Credence Systems Corporation (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters at 1421 California Circle, Milpitas, California 95035, on Tuesday, March 21, 2006 at 10:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy will be voted in the manner set forth on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

CREDENCE SYSTEMS CORPORATION

C/O COMPUTERSHARE

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/cmos	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZCED41

☒	Please mark votes as in this example.	#CED

The Board of Directors recommends a vote “FOR” the directors listed below and a vote “FOR” the other proposals.

1.  To elect the following three directors to serve for a three-year term ending upon the year 2009 Annual Meeting of Stockholders or until their successors are elected and qualified:

Nominees: (01) Dipanjan Deb, (02) Henk J. Evenhuis and (03) Bruce R. Wright

and to elect one director to serve a two-year term ending upon the year 2008 Annual Meeting of Stockholders or until his successor is elected and qualified: Nominee: (04) Dave House

				2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending October 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐ _______________________ For all nominees except as noted above				In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

				MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

IF SHARES ARE REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY AUTHORIZED OFFICER OR IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Signature:	Date:	Signature:	Date: